Exhibit 5.1

[Sullivan & Cromwell LLP Letterhead]

October 31, 2011

Barclays Bank PLC,

1 Churchill Place,

London E14 5HP.

Ladies and Gentlemen:

We are acting as counsel to Barclays Bank PLC, a public limited company organized under the laws of England and Wales (the “Company”), in connection with the issuance and delivery of the debt securities identified in Annex A to this letter (the “Notes”).  The Company filed with the Securities and Exchange Commission, on August 31, 2010, a registration statement on Form F-3ASR (File No. 333-169119) (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) relating to, among other things, the proposed offer and sale of an unspecified principal amount of the Company’s senior, unsecured debt securities, including the Notes.   The Notes are being issued under an indenture, dated as of September 16, 2004 (the “Indenture”), between the Company and The Bank of New York Mellon (formerly The Bank of New York), as trustee (the “Trustee”).

We have examined such corporate records, certificates and other documents, and such questions of United States federal and New York state law, as we have considered necessary or appropriate for the purposes of this opinion.  Upon the basis of such examination, we advise you that, in our opinion, the Notes constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  The foregoing opinion is delivered and is to be read in conjunction with the opinion of Sullivan & Cromwell LLP, dated the date hereof, regarding certain matters under the laws of England and Wales relevant to the foregoing opinion.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Company or the Notes or their offering and sale.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed, without independent verification, that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Notes conform to the specimens thereof examined by us, that the Notes have been duly authenticated by one of the Trustee’s authorized officers, that the Notes have been delivered against

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payment as contemplated in the Registration Statement and that the signatures on all documents examined by us are genuine.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP

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Annex A

Title of Notes	Date of Issue

$15,254,000 Callable Step Up Fixed Rate Notes due October 31, 2017	October 31, 2011

$7,577,000 Callable Step Up Fixed Rate Notes due October 31, 2036	October 31, 2011

$1,000,000 10.25% Exchangeable Notes due September 28, 2012 (Linked to the Common Stock of JPMorgan Chase & Co.)	October 31, 2011

$540,000 Annual Reset Coupon Buffered Notes due October 30, 2014 Linked to the S&P 500® Index	October 31, 2011

$1,000,000 AutoCallable Yield Notes due October 31, 2012 Linked to the Lesser Return of the S&P 500® Index and the Russell 2000® Index	October 31, 2011

$390,000 Notes linked to the Barclays Capital Voyager III DJ-UBSCISM Total Return Index Due October 31, 2016	October 31, 2011

$600,000 10.00% Exchangeable Notes due April 30, 2012 (Linked to the Class A Common Stock of Google Inc.)	October 31, 2011

$200,000 14.00% Exchangeable Notes due October 31, 2012 (Linked to the Common Stock of MetLife Inc.)	October 31, 2011

$200,000 13.00% Exchangeable Notes due October 31, 2012 (Linked to the Common Stock of Marathon Oil Corporation)	October 31, 2011

$100,000 12.50% Exchangeable Notes due April 30, 2012 (Linked to the Common Stock of Chevron Corporation)	October 31, 2011

$100,000 13.50% Exchangeable Notes due April 30, 2012 (Linked to the Common Stock of JPMorgan Chase & Co.)	October 31, 2011

$100,000 15.30% Exchangeable Notes due January 31, 2012 (Linked to the Common Stock of Goldman Sachs Group Inc.)	October 31, 2011

$1,000,000 Fixed Rate Callable Range Accrual Note due October 31, 2031	October 31, 2011

$5,851,000 Callable CMS Steepener Notes due November 1, 2031	October 31, 2011

$32,445,000 Floored Fixed-to-Floating Rate Notes due October 31, 2014	October 31, 2011

$1,000,000 11.90% Exchangeable Notes due March 30, 2012 (Linked to the Common Stock of Halliburton Company)	October 31, 2011

13.75% Exchangeable Notes due April 30, 2012 Linked to the Common Stock of Whole Foods Market, Inc.	October 31, 2011

16.00% Exchangeable Notes due October 31, 2012 (Linked to the Common Stock of Citigroup Inc.)	October 31, 2011

12.25% Exchangeable Notes due January 31, 2012 (Linked to the Common Stock of Chico’s FAS, Inc.)	October 31, 2011

14.00% Exchangeable Notes due April 30, 2012 (Linked to the Common Stock of JPMorgan Chase & Co.)	October 31, 2011

15.00% Exchangeable Notes due April 30, 2012 (Linked to the Common Stock of Freeport-McMoRan Copper & Gold Inc.)	October 31, 2011

15.75% Exchangeable Notes due October 31, 2012 (Linked to the Common Stock of Morgan Stanley)	October 31, 2011

$8,460,000 Super TrackSM Notes due October 30, 2015 Linked to the Performance of the Dow Jones Industrial AverageSM	October 31, 2011